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                                                                     EXHIBIT 5.1


                   [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]


                                 April 13, 2000


Grant Prideco, Inc.
1450 Lake Robbins Drive
The Woodlands, Texas  77380

Gentlemen:

   We have acted as counsel for Grant Prideco, Inc., a Delaware corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933 of 14,030,000 shares of the Registrant's common stock, par value $.01 per share (the "Shares"), which are to be offered upon the terms and subject to the conditions set forth in the Grant Prideco, Inc. 2000 Employee Stock Option and Restricted Stock Plan, the Grant Prideco, Inc. 2000 Non-Employee Director Stock Option Plan, the Grant Prideco, Inc. Executive Deferred Compensation Plan, the Grant Prideco, Inc. Foreign Executive Deferred Compensation Plan, the Grant Prideco, Inc. Deferred Compensation Plan for Non-Employee Directors and the Distribution Agreement dated as of March 22, 2000 between the Registrant and Weatherford International, Inc. (collectively, the "Plans").

   In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, as amended, the Plans, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

   We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

   Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be duly and validly issued, fully paid and nonassessable.

   The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ FULBRIGHT & JAWORSKI L.L.P.
                                        ------------------------------------
                                        Fulbright & Jaworski L.L.P.